As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZENAS BIOPHARMA, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	852 Winter Street, Suite 250 Waltham, MA 02451 (Address of principal executive offices)	93-2749244 (I.R.S. Employer Identification No.)

Zenas BioPharma, Inc. 2026 Inducement Plan

Inducement Option Award Agreements

(Full Title of the Plan)

Leon O. Moulder, Jr.

Chief Executive Officer

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

(Name and address of agent for service)

(857) 271-2954

(Telephone number, including area code, of agent for service)

with copies to:

Thomas Danielski

Nicholas Roper

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Zenas BioPharma, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (1) 1,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Zenas BioPharma, Inc. (the “Registrant”) that may be issued pursuant to awards granted in accordance with Rule 5635(c)(4) of The Nasdaq Stock Market Rules, as an inducement material to an individual’s entering into employment with the Registrant, pursuant to the Zenas BioPharma, Inc. 2026 Inducement Plan (the “2026 Inducement Plan”) and (2) 300,000 shares of Common Stock issuable upon the vesting, exercise and settlement of certain stock option grants by the Registrant to two employees of the Registrant, in each case in reliance on and pursuant to the employment inducement exemption under Rule 5635(c)(4) of The Nasdaq Stock Market Rules.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Registrant’s 2026 Inducement Plan as required by Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 11, 2025;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 15, 2025, for the fiscal quarter ended June 30, 2025, filed on August 12, 2025, and for the fiscal quarter ended September 30, 2025, filed on November 12, 2025;

3.	The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on June 12, 2025, September 2, 2025, October 8, 2025, October 27, 2025 and December 15, 2025 (except for portions of such reports which were furnished and not filed);

4.	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2025; and

5.	The description of the Registrant’s Common Stock ($0.0001 par value) contained in the Registrant’s Registration Statement on Form 8-A filed on September 10, 2024 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by any amendment or report filed for the purpose of updating such description, including the description of the Registrant’s Common Stock contained in Exhibit 4.3 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 11, 2025.

All documents filed after the date of this Registration Statement by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all shares of Zenas BioPharma, Inc.’s common stock offered hereunder have been sold or which deregisters all shares of Zenas BioPharma, Inc. common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the DGCL, our restated certificate of incorporation (our “Restated Charter”) includes a provision to eliminate the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Restated Charter and amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified, in each case except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145(a) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with our directors and with certain of our officers. These indemnification agreements provide broader indemnity rights than those provided under the DGCL and our Restated Charter. These indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 8. Exhibits.

INDEX OF EXHIBITS

Exhibit
Number	Description

4.1	Second Restated Certificate of Incorporation of Zenas BioPharma, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 16, 2024, File No. 001-42270)
4.2	Amended and Restated Bylaws of Zenas BioPharma, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on September 16, 2024)
4.3	Form of Inducement Option Award Agreement (Incorporated by reference to Exhibit 4.3 to the registration statement on Form S-8 filed on August 12, 2025, File No. 333-289510)
4.4	Zenas BioPharma, Inc. 2024 Equity Incentive Plan (Incorporated by reference to Exhibit 4.6 to the registration statement on Form S-8 filed on September 16, 2024, File No. 333-282151)
4.5	Zenas BioPharma, Inc. 2026 Inducement Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 15, 2025)
4.6	Form of Non-Statutory Stock Option Agreement under the Zenas BioPharma, Inc. 2026 Inducement Plan (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 15, 2025)
4.7	Form of Restricted Stock Unit Agreement under the Zenas BioPharma, Inc. 2026 Inducement Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 15, 2025)
4.8	Form of Global Non-Statutory Stock Option Agreement under the Zenas BioPharma, Inc. 2026 Inducement Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 15, 2025)
4.9	Form of Global Restricted Stock Unit Agreement under the Zenas BioPharma, Inc. 2026 Inducement Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on December 15, 2025)
5.1*	Opinion of Ropes & Gray LLP
23.1*	Consent of Ropes & Gray LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney to file future amendments (included on the signature page of this Registration Statement)
107.1*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts on December 19, 2025.

ZENAS BIOPHARMA, INC.

By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leon O. Moulder, Jr. and Joseph Farmer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Zenas BioPharma, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leon O. Moulder, Jr.	Chief Executive Officer and Director	December 19, 2025
Leon O. Moulder, Jr.	(Principal executive officer)

/s/ Jennifer Fox	Chief Financial Officer, Chief Business Officer	December 19, 2025
Jennifer Fox	and Treasurer (Principal financial and accounting officer)

/s/ Patricia Allen	Director	December 19, 2025
Patricia Allen

/s/ James Boylan	Director	December 19, 2025
James Boylan

/s/ Patrick Enright	Director	December 19, 2025
Patrick Enright

/s/ Tomas Kiselak	Director	December 19, 2025
Tomas Kiselak

/s/ Hongbo Lu, Ph. D.	Director	December 19, 2025
Hongbo Lu, Ph. D.

/s/ Jake Nunn	Director	December 19, 2025
Jake Nunn

/s/ John Orloff, M.D.	Director	December 19, 2025
John Orloff, M.D.